Exhibit 10.36

December 31, 2001

Mr. Joe Bonaccorsi

623 Jackson

River Forest, IL  60305

Dear Joe,

This letter will confirm our offer and your acceptance of full time employment as Senior Vice President and General Counsel of Option Care, Inc. This offer is made contingent upon a positive work reference process.  Your start date is anticipated to no later than January 1, 2002.  Your compensation package includes the following components:

•                  Annual Base Salary of $175,0000;  paid semi-monthly.

•                  $10,000 sign-on bonus to be paid at the time OCI bonus are paid-out — during the first quarter of 2002.

•                  Auto Allowance of $500:  paid monthly.

•                  35% bonus opportunity based on the completion of specific goals and a 10% over-achievement bonus opportunity as approved by the Board of Directors.

•                  Grant of 50,000 stock options to be granted by the Board of Directors at their next scheduled meeting.

•                  Nine month severance agreement if separation is not for cause, pursuant to separate agreement to be drafted and agreed upon.

Additional benefits of your employment with Option Care, Inc. include:

•                  Participation in our group insurance package, which consists of medical, dental, vision, short-term and long-term disability plans. You will be eligible to enroll the first day of the month following the completion of thirty (30) days of continuous employment.

•                  We also provide basic life and AD&D at no cost to you. You will be eligible to participate in these benefits the first day of the month following the completion of thirty (30) days of continuous employment.

•                  Participation in our 401(k) Profit Sharing Plan as well as the Employee Stock Purchase Plan after meeting eligibility requirements.

•                  Time off with pay accrues at the rate of 13.34 hours per month — 4 weeks per year, which will be available to you effective on your first day of active employment. T.O.W.P. is provided to an employee for leisure time, personal time off, time lost from work due to illness or injury, and family emergencies.

•                  In addition, Option Care observes six traditional holidays and may observe up to three floating holidays. After six months of continuous employment, you will earn a Personal Holiday. After one year of continuous employment, you will earn a second Personal Holiday.

We look forward to your contributions to the Option Care team.

Sincerely,	Signed:
/s/ Joe Bonaccorsi
Rajat Rai	Joe Bonaccorsi
Chief Executive Officer
Option Care, Inc.	Date: